Exhibit 99.1

PRESS RELEASE    UNIVISION COMMUNICATIONS INC.

Investor Contact:	Media Contact:
Diana Vesga	Stephanie Pillersdorf/Brooke Morganstein
Univision Communications Inc.	Citigate Sard Verbinnen
310-556-7695	212-687-8080

UNIVISION COMPLETES MERGER WITH HISPANIC BROADCASTING

HBC’s Radio Assets Will Complement Univision’s Television, Music and Internet Assets

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LOS ANGELES, SEPTEMBER 22, 2003 — Univision Communications Inc. (NYSE: UVN), the premier Spanish-language media company in the United States, and Hispanic Broadcasting Corporation (NYSE: HSP), the nation’s leading Spanish-language radio group, today announced that the Federal Communications Commission (FCC) has granted clearance for their merger, and the transaction has been completed.

Hispanic Broadcasting Corporation is now the radio division of Univision Communications and has been renamed Univision Radio. Univision Radio complements Univision’s television, music and Internet businesses, adding an important new element to America’s leading Spanish-language media company.  The combined company will have the scale and scope to better serve advertisers and the rapidly growing Hispanic audience in the U.S.

“The merger with Hispanic Broadcasting and creation of Univision Radio opens important new avenues of growth for Univision,” said A. Jerrold Perenchio, Chairman, President and Chief Executive Officer of Univision.  “Univision’s entry into the $20 billion radio industry presents tremendous opportunities for our employees, advertisers and shareholders.  Approximately 60% of all national advertisers do not yet advertise in Spanish. We expect that Univision’s new ability to offer advertisers the brand-building power of television in combination with the promotional power of radio will accelerate their development of Spanish-language marketing campaigns.”

Perenchio continued, “We are enormously gratified by the overwhelming public support we’ve received from more than 100 national and regional Hispanic organizations, prominent political leaders from both parties, and the Hispanic community at large.  These supporters include civil rights groups La Raza and LULAC; industry groups AHAA and Hispanic Media Coalition; as well as encouragement from political leaders such as Henry Cisneros, New Mexico Governor Bill Richardson, Senate Majority Leader Bill Frist, Senate Minority Whip Harry Reid, Congressional Hispanic Caucus Chairman Ciro Rodriguez, President Pro Tempore of the Senate Ted Stevens, House Majority Whip Roy Blunt, California Senators Dianne Feinstein and Barbara Boxer, members of Congress Henry Bonilla, Lincoln Diaz-Balart, Mario Diaz-Balart, Martin Frost, Ileana Ros-Lehtinen, Jose Serrano and many others.  As we begin this new chapter in Univision’s history, we continue to be guided by our commitment to serve our audience — and we take great pride in the unique role Univision plays in the lives of millions of Hispanic Americans.”

“We have long admired the tradition of leadership that Univision has established through its single- minded dedication to providing the best in service, information, and entertainment to Hispanic America,” said Mac Tichenor, Jr., former Chairman and CEO of Hispanic Broadcasting, who has been named President of Univision Radio.  “We are thrilled to now be part of Univision, and eager to participate in and further the growth and success of this unique, multifaceted company. The benefits of this combination are numerous and far-reaching.  Advertisers will benefit from the ability to conduct more effective, coordinated campaigns using multiple media. Our employees will see expanded professional opportunities, our audiences will enjoy expanded news, information and entertainment programming, and we will be able to better serve our communities, both locally and nationally, with even deeper involvement.”

Ray Rodriguez, President and Chief Operating Officer, Univision Television Networks, said, “This ground-breaking merger will enable us to build on the existing efforts of both companies to place Spanish-language media on a level playing field with the English-language media conglomerates.  As we grow the Spanish media spending, we will have more funds available to reinvest and make our products and services better for the Hispanics in this country.  Hispanic audiences will benefit from our ability to deploy greater resources in local communities — and from the increased visibility that will result for a wide range of issues of interest to America’s 39 million Hispanics.”

Univision Radio will remain headquartered in Dallas, and Tichenor will report to Perenchio.  Univision Radio owns and/or operates 65 radio stations in 17 of the top 25 U.S. Hispanic markets: Los Angeles, New York, Miami, San Francisco/San Jose, Chicago, Houston, San Antonio, Dallas, McAllen/Brownsville/Harlingen, San Diego, El Paso, Phoenix, Fresno, Albuquerque, Austin, Sacramento and Las Vegas. Univision Radio also owns and operates four stations in Puerto Rico.  The Univision Radio network of stations covers approximately 73% of the U.S. Hispanic population and has nearly 10 million listeners weekly.

Hispanic Broadcasting’s Netmio.com becomes part of Univision Online’s robust community-focused local webpages for the markets Univision serves, and will include local station information, event and entertainment guides, as well as information about local restaurants and cultural activities.

Tichenor and Fernando Aguirre, President of Special Projects of the Procter & Gamble Company, have joined Univision Communications’ Board of Directors, increasing the Board to nine members.

Each share of Hispanic Broadcasting common stock has been converted into the right to receive 0.85 shares of Univision Class A common stock, giving Hispanic Broadcasting shareholders approximately 26.5% of the enlarged Univision’s fully diluted economic ownership. There will be no further trading of Hispanic Broadcasting common stock.

As part of the transaction, Univision has previously agreed to take two previously announced actions with respect to its existing investment in Entravision Communications Corporation (NYSE: EVC):

1)     Univision has converted its Entravision shares into a new class of non-voting Entravision preferred stock that does not have any consent or other voting rights other than the right to approve a merger, sale, liquidation, or winding up of Entravision and the sale by Entravision of any television station affiliated with a Univision-owned network.  Any shares of this preferred stock that are transferred by Univision (other than to its affiliates) will be automatically converted into Entravision common stock.

2)     Univision now owns approximately 27% of Entravision on a fully converted basis.  Univision has agreed to sell enough of its Entravision stock so that its ownership on a fully diluted basis will not exceed 15% of Entravision by March 26, 2006 and 10% by March 26, 2009. There will be no effect on Univision’s existing television station affiliation agreements with Entravision.

In addition, should the FCC’s new media ownership regulations eventually go into effect, Univision will divest up to two HBC radio stations (one in Albuquerque and one in Houston) in order to comply with those new regulations.

Univision Communications Inc. is the premier Spanish-language media company in the United States.  Its operations include Univision Network, the most-watched Spanish-language broadcast television network in the U.S. reaching 97% of U.S. Hispanic Households; TeleFutura Network, a new general-interest Spanish-language broadcast television network reaching 77% of U.S. Hispanic Households; Univision Television Group, which owns and operates 23 Univision Network television stations and 1 non-Univision television station; TeleFutura Television Group, which owns and operates 29 TeleFutura Network television stations; Galavisión, the country’s leading Spanish-language cable network; Univision Radio, the leading Spanish-language radio group which owns and/or operates 65 radio stations in 17 of the top 25 U.S. Hispanic markets and 4 stations in Puerto Rico; Univision Music Group, which includes the Univision Records, Fonovisa Records, and a 50% interest in Mexico-based Disa Records labels as well as Fonomusic and America Musical Publishing companies; and Univision Online, the premier Spanish-language Internet destination in the U.S. located at www.univision.com.  Univision Communications is headquartered in Los Angeles with network operations in Miami and television stations and sales offices in major cities throughout the United States.

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